Exhibit 99.1  Press Release dated April 19, 2012

Citizens First Corporation Announces First Quarter 2012 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, April 19, 2012 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the first quarter ending March 31, 2012, which include the following:

•
For the quarter ended March 31, 2012, the Company reported net income of $808,000, or $.29 per diluted common share.  This represents an increase of $413,000, or $.20 per share, from the linked quarter ended December 31, 2011.  Compared to the quarter ended March 31 a year ago, net income increased $92,000 or $.08 per share.  Provision for loan losses was $370,000 for the first quarter of 2012 compared to $1.2 million for the linked quarter ended December 31, 2011 and $225,000 for the quarter ended March 31, 2011. Todd Kanipe, President & CEO of Citizens First commented, “We are encouraged about the growth of loans on our balance sheet, and the improvement in net interest income as a result of the loan growth.  Strong core earnings will allow us to improve our capital position as we plan to seek approval to redeem additional securities issued under the TARP Capital Purchase Program."

•
The Company’s net interest margin was 4.17% for the quarter ended March 31, 2012 compared to 4.01% for the quarter ended December 31, 2011 and 4.11% for the quarter ended March 31, 2011, an increase of 16 basis points for the linked quarter and an increase of 6 basis points from the prior year.  The Company’s net interest margin improved due to an increase in loans for the quarter and year.

•
Total loans increased 3.2% to $303.8 million at March 31, 2012 compared to $294.4 million at December 31, 2011. Total deposits decreased slightly to $331.1 million at March 31, 2012 compared to $332.7 million at December 31, 2011, a decrease of 0.5%.

•	Nonperforming assets decreased to $4.6 million at March 31, 2012 compared to $4.9 million at December 31, 2011, but increased from $2.5 million at March 31, 2011.

First Quarter 2012 Compared to Fourth Quarter 2011

Net interest income for the quarter ended March 31, 2012 increased $138,000, or 3.9%, compared to the previous quarter.  Net interest income increased due to an increase in interest income of $85,000, which was primarily loan income, combined with a reduction in interest expense of $53,000.  Loan income increased due to the growth in average loans outstanding.

Non-interest income for the three months ended March 31, 2012 decreased $227,000, or 24.6%, compared to the previous quarter, primarily due to a decrease in security gains of $141,000 and services charges on deposit accounts of $63,000.

Non-interest expense for the three months ended March 31, 2012 increased $111,000, or 3.9%, compared to the previous quarter, primarily due to an increase in salaries and benefits of $54,000.

A $370,000 provision for loan losses was recorded for the first quarter of 2012, compared to a $1.2 million provision in the previous quarter.  The provision expense was higher in the fourth quarter of 2011 as a result of an increase in nonperforming loans, which required a specific allocation in the allowance for loan losses.  Net charge-offs were $307,000 for the first quarter of 2012 compared to $267,000 in the fourth quarter of 2011.

First Quarter 2012 Compared to First Quarter 2011

Net interest income for the quarter ended March 31, 2012 increased $473,000, or 14.7%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $174,000 combined with an increase in interest income of $299,000. The increase in interest income was fueled by the growth in average loans for the first quarter of 2012 compared to the first quarter of 2011.

Non-interest income for the three months ended March 31, 2012 increased $34,000, or 5.1%, compared to the three months ended March 31, 2011, primarily due to an increase in gains from the sale of mortgage loans of $21,000 from the prior year.

Non-interest expense for the three months ended March 31, 2012 increased $222,000, or 8.2%, compared to the three months ended March 31, 2011, primarily due to an increase in personnel expenses totaling $103,000 and data processing expenses totaling $53,000.

A $370,000 provision for loan losses was recorded for the first quarter of 2012, compared to a $225,000 provision in the first quarter of 2011, an increase of $145,000, or 64.4%.  Net charge-offs were $307,000 for the first quarter of 2012 compared to net charge-offs of $223,000 in the first quarter of 2011.

 The provision expense increased due to the increase in net charge-offs and the growth of the loan portfolio.

Balance Sheet

Total assets at March 31, 2012 were $403.8 million, unchanged from $403.8 million at December 31, 2011.  Loans increased $9.4 million, or 3.2%, from $294.4 million at December 31, 2011 to $303.8 million at March 31, 2012.  Deposits at March 31, 2012 were $331.1 million, a decrease of $1.6 million, or 0.5%, compared to $332.7 million at December 31, 2011. Non-performing assets totaled $4.6 million at March 31, 2012 compared to $4.9 million at December 31, 2011, a decrease of $283,000.  The allowance for loan losses at March 31, 2012 was $5.9 million, or 1.95% of total loans, compared to $5.9 million, or 1.99% of total loans as of December 31, 2011.

A summary of nonperforming assets is presented for the periods indicated:

(In thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Nonaccrual loans	$2,476	$3,322	$1,131
Loans 90 days or more past due and still accruing	-	-	-
Restructured loans	1,534	942	-
Total nonperforming loans	4,010	4,264	1,131

Other real estate owned	608	637	1,380
Other foreclosed assets	-	-	-
Total nonperforming assets	$4,618	$4,901	$2,511

Ratio of total nonperforming assets to total assets	1.14%	1.21%	0.70%

At March 31, 2012, total shareholders’ equity was $39.4 million and total tangible shareholders’ equity was $34.1 million.  The Company’s tangible equity ratio was 8.58% as of March 31, 2012.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:

	Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011
Interest income	$4,618	$4,533	$4,313	$4,318	$4,319
Interest expense	926	979	1,011	1,088	1,100
Net interest income	3,692	3,554	3,302	3,230	3,219

Provision for loan losses	370	1,200	300	300	225

Non-interest income:
Service charges on deposits	318	381	354	334	321
Other service charges and fees	120	121	118	113	120
Gain on sale of mortgage loans	90	100	90	56	69
Non-deposit brokerage fees	34	43	40	60	28
Lease income	68	68	68	68	57
BOLI income	66	69	69	68	67
Securities gains	-	141	13	61	-
Total	696	923	752	760	662

Non-interest expenses:
Salaries and benefits	1,409	1,355	1,239	1,201	1,306
Occupancy and equipment	459	455	464	463	476
Other	1,058	1,005	1,018	1,057	922
Total	2,926	2,815	2,721	2,721	2,704

Income before income taxes	1,092	462	1,033	969	952
Provision for income taxes	284	67	263	241	236
Net income	808	395	770	728	716

Preferred dividends and discount accretion	224	225	225	223	285
Net income available for common shareholders	$584	$170	$545	$505	$431
Basic earnings per common share	$0.30	$0.09	$0.27	$0.26	$0.22
Diluted earnings per common share	$0.29	$0.09	$0.26	$0.25	$0.21

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011

Average assets	$402,950	$398,264	$358,477	$363,007	$357,002
Average loans	299,061	295,421	269,002	269,808	268,952
Average deposits	331,400	333,540	297,646	302,871	301,330
Average equity	39,431	39,075	38,339	37,423	36,906

Return on average assets	0.81%	0.39%	0.85%	0.80%	0.81%
Return on average equity	8.24%	4.01%	7.97%	7.80%	7.71%

Efficiency ratio	65.44%	61.61%	65.61%	66.62%	68.06%
Non-interest income to average assets	0.69%	0.92%	0.83%	0.84%	0.75%
Non-interest expenses to average assets	(2.91%)	(2.80%)	(3.01)%	(3.01)%	(3.07)%
Yield on average earning assets (tax equivalent)	5.20%	5.09%	5.34%	5.32%	5.47%
Cost of average interest bearing liabilities	1.15%	1.22%	1.42%	1.54%	1.59%
Net interest margin (tax equivalent)	4.17%	4.01%	4.11%	4.01%	4.11%
Number of FTE employees	101	100	90	88	90

Asset Quality Ratios:
Non-performing loans to total loans	1.32%	1.45%	0.81%	1.18%	0.42%
Non-performing assets to total assets	1.14%	1.21%	0.79%	1.15%	0.70%
Allowance for loan losses to total loans	1.95%	1.99%	1.76%	1.93%	1.86%
Net charge-offs to average loans, annualized	0.41%	0.42%	0.44%	0.13%	0.34%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	March 31,	December 31,	December 31,
	2012	2011	2010
Cash and cash equivalents	$21,975	$30,549	$14,811
Available for sale securities	50,188	50,718	39,531
Loans held for sale	69	180	151
Loans	303,779	294,352	268,303
Allowance for loan losses	(5,928)	(5,865)	(5,001)
Premises and equipment, net	11,808	11,849	10,352
Bank owned life insurance (BOLI)	7,390	7,324	7,051
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,823	1,858	1,940
Deferred income taxes	3,400	3,382	3,677
Intangible assets	5,355	5,443	3,604
Other real estate owned	608	637	1,368
Other assets	1,304	1,342	1,919
Total Assets	$403,796	$403,794	$349,731

Deposits:
Noninterest bearing	$ 41,161	$ 38,352	$ 36,250
Savings, NOW and money market	114,903	116,968	72,612
Time	174,989	177,411	179,878
Total deposits	$331,053	$332,731	$288,740
FHLB advances and other borrowings	25,000	25,000	15,712
Subordinated debentures	5,000	5,000	5,000
Other liabilities	3,251	2,191	1,970
Total Liabilities	364,304	364,922	311,422
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,483	6,471	8,586
Common stock	27,072	27,072	27,072
Retained (deficit)	(2,122)	(2,706)	(4,357)
Accumulated other comprehensive income (loss)	400	376	(651)
Total Stockholders’ Equity	39,492	38,872	38,309
Total Liabilities and Stockholders’ Equity	$403,796	$403,794	$349,731

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	March 31, 2012	December 31, 2011	December 31, 2010
Capital Ratios:
Tier 1 leverage	9.61%	9.46%	10.98%
Tier 1 risk-based capital	12.28%	11.86%	13.31%
Total risk based capital	13.53%	13.11%	14.57%
Tangible equity to tangible assets ratio (1)	8.58%	8.39%	10.02%
Book value per common share	$12.87	$12.57	$11.21
Tangible book value per common share (1)	$10.15	$9.80	$9.37
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	March 31, 2012	December 31, 2011	December 31, 2010

Total shareholders’ equity (a)	$39,492	$38,872	$38,309
Less:
Preferred stock	(14,142)	(14,130)	(16,245)
Common equity (b)	25,350	24,742	22,064
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,258)	(1,346)	(1,029)
Tangible common equity (c)	19,995	19,299	18,460
Add:
Preferred stock	14,142	14,130	16,245
Tangible equity (d)	$34,137	$33,429	$34,705

Total assets (e)	$403,796	$403,794	$349,890
Less:
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,258)	(1,346)	(1,029)
Tangible assets (f)	$398,441	$398,351	$346,286
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$12.87	$12.57	$11.21
Tangible book value per common share (c/g)	$10.15	$9.80	$9.37

Total shareholders’ equity to total assets ratio (a/e)	9.78%	9.63%	10.95%
Tangible equity ratio (d/f)	8.58%	8.39%	10.02%